Exhibit 15.1

34/F, Tower 3, China Central Place, 77 Jianguo Road, Beijing 100025, China

T: (86-10) 5809 1000  F: (86-10) 5809 1100

March 24, 2025

To:

Adagene Inc.

4F, Building C14, No. 218

Xinghu Street, Suzhou Industrial Park

Suzhou, Jiangsu Province, 215123

People’s republic of China

(as the “Company”)

Dear Sirs,

We consent to the references to our firm under the headings “Item 3. Key Information—3.D. Risk Factors” and “Item 4. Information on the Company—4.A. History and Development of the Company” in Adagene Inc.’s Annual Report on Form 20-F for the year ended December 31, 2024 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) on March 24, 2025 and further consent to the incorporation by reference of the summaries of our opinions under the headings “Item 3. Key Information—3.D. Risk Factors,” “Item 4. Information on the Company—4.A. History and Development of the Company” and “Item 10. Additional Information—10.E. Taxation—Material PRC Income Tax Considerations” in the Annual Report into the registration statements (No. 333-255250) on Form S-8 and (No. 333-264486) on Form F-3. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Jingtian & Gongcheng
Jingtian & Gongcheng